BUSINESS COMPANY

Share Certificate

Certificate Number ____________ Number of Shares ____________

Incorporated under the Business Companies Act of the British Virgin Islands

Number of Shares Authorised to Issue

THIS IS TO CERTIFY THAT____

is/are the registered holder(s)of____________________share in the above-named Company,subject to the Menotandum and Articles of Association of the said Company.

Guven this________________day of ____________________

______________________ ______________________

Director Officer